Press Release
TechnipFMC Announces Second Quarter 2022 Results

•Subsea inbound of $1.9 billion in the quarter; full-year now expected to approach $7 billion
•Gross debt reduced by $530 million in the quarter to $1.5 billion
•Shareholder distributions initiated with $400 million share repurchase authorization

NEWCASTLE & HOUSTON, July 27, 2022 — TechnipFMC plc (NYSE: FTI) (the “Company” or “TechnipFMC”) today reported second quarter 2022 results.
Summary Financial Results from Continuing Operations
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions, except per share amounts)	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-over-Year
Revenue	$1,717.2	$1,555.8	$1,668.8	10.4%	2.9%
Income (loss)	$2.1	$(42.3)	$(174.7)	n/m	n/m
Diluted earnings (loss) per share	$0.00	$(0.09)	$(0.39)	n/m	n/m

Adjusted EBITDA	$186.5	$153.5	$144.3	21.5%	29.2%
Adjusted EBITDA margin	10.9%	9.9%	8.6%	100 bps	230 bps
Adjusted income (loss)	$8.4	$(13.0)	$(26.0)	n/m	n/m
Adjusted diluted earnings (loss) per share	$0.02	$(0.03)	$(0.06)	n/m	n/m

Inbound orders	$2,201.7	$2,184.9	$1,559.5	0.8%	41.2%
Backlog	$9,039.4	$8,894.1	$7,312.0	1.6%	23.6%
n/m - not meaningful
Total Company revenue in the second quarter was $1,717.2 million. Income from continuing operations attributable to TechnipFMC was $2.1 million, or $0.00 per diluted share. These results included after-tax charges and credits totaling $6.3 million of expense, or $0.01 per share, which included the following (Exhibit 6):
•Restructuring and other charges of $7.1 million; and
•Income from equity investment in Technip Energies of $0.8 million.
Adjusted income from continuing operations was $8.4 million, or $0.02 per diluted share (Exhibit 6). Included in adjusted income from continuing operations was a loss on early extinguishment of debt of $29.8 million.
Adjusted EBITDA, which excludes pre-tax charges and credits, was $186.5 million; adjusted EBITDA margin was 10.9 percent (Exhibit 8). Included in adjusted EBITDA was a foreign exchange loss of $0.8 million.

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As announced earlier today1, the Company's Board of Directors has authorized a new share repurchase program under which the Company may repurchase up to $400 million of its outstanding ordinary shares. The program represents 14 percent of the Company's outstanding shares at yesterday’s closing price. In addition, the Company reaffirmed its intent to initiate a quarterly dividend in the second half of 2023.
Doug Pferdehirt, Chair and CEO of TechnipFMC, stated, “Our debt reduction reached an important milestone in the quarter, providing us with the flexibility to initiate shareholder distributions as evidenced by the new share repurchase program. We firmly believe that our shares are undervalued, and this action underscores our confidence in the long-term outlook for our Company.”
Pferdehirt continued, “I am very pleased with our operational performance in the quarter, which drove total Company adjusted EBITDA of $187 million. We also experienced continued strength in Subsea inbound. Orders for the first half of the year grew to $3.8 billion, a book-to-bill of 1.4, with iEPCI™, direct awards and subsea services representing approximately 70 percent of total orders.”
“Earlier this month, we announced the award of an integrated front end engineering and design (iFEED™) contract by Equinor for the BM-C-33 project offshore Brazil. This includes an option to proceed with a direct award to our Company for the iEPCI™ phase of the project. Upon final investment decision, this would be one of the single largest integrated awards to date for the industry. This will also be the first time Equinor uses our configure-to-order production systems and further underscores our view that more than 50 percent of our tree orders will be Subsea 2.0™ over the next two years.”
Pferdehirt added, “In the first half of the year, TechnipFMC was awarded 117 subsea trees. This is nearly double the volume of trees we sold in all of 2021 and serves as further indication that the industry is in full growth mode. This underlying strength is also displayed in our Subsea Opportunities List, which increased by 20 percent in value sequentially and now represents an opportunity set of $24 billion for the industry.”
“Based on our results, the growing project pipeline, and the active dialogue with our large and expanding customer base, we expect full-year Subsea orders will be up as much as 40 percent versus the prior year, above our previous forecast of 30 percent, with orders now approaching $7 billion in 2022.”
“In Surface Technologies, we saw solid growth in North America sales and profitability, and we continue to move pricing higher as needed to ensure we earn an acceptable return on our investments. Outside of North America, we have received our first in-country orders for the new facility in Saudi Arabia, setting the stage for improved financial performance as we ramp-up production in the second half of the year.”
Pferdehirt concluded, “We remain focused on delivering on our commitments. The reduction in gross debt in the period was another step forward in restoring our balance sheet to our targeted capital structure. We have initiated shareholder distributions, with our near-term actions focused on value-accretive share repurchases. Finally, we reaffirmed our full-year guidance for 2022 and remain confident that our internal initiatives coupled with the strong market backdrop provide us with a clear path to achieve Subsea EBITDA of more than $1 billion by 2025.”
1 Please refer to the Company’s press release issued July 27, 2022, titled TechnipFMC Announces $400 Million Share Repurchase Authorization. The press release can be found at www.TechnipFMC.com.

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Operational and Financial Highlights

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-over-Year
Revenue	$1,414.6	$1,289.1	$1,394.3	9.7%	1.5%
Operating profit	$97.1	$54.0	$72.4	79.8%	34.1%
Adjusted EBITDA	$176.0	$129.0	$154.1	36.4%	14.2%
Adjusted EBITDA margin	12.4%	10.0%	11.1%	240 bps	130 bps

Inbound orders	$1,928.0	$1,893.6	$1,291.3	1.8%	49.3%
Backlog[1,2,3]	$7,926.3	$7,741.3	$6,951.6	2.4%	14.0%

Estimated Consolidated Backlog Scheduling (In millions)	Jun. 30, 2022
2022 (6 months)	$2,030
2023	$3,226
2024 and beyond	$2,670
Total	$7,926
[1] Backlog as of June 30, 2022 was decreased by a foreign exchange impact of $327 million.
[2] Backlog does not capture all revenue potential for Subsea Services.
[3] Backlog as of June 30, 2022 does not include total Company non-consolidated backlog of $534 million.

Subsea reported second quarter revenue of $1,414.6 million, an increase of 9.7 percent from the first quarter. Revenue increased sequentially primarily due to higher project activity in Africa, the North Sea and Brazil. Subsea services revenue increased versus the first quarter due to seasonal improvement, including higher installation activity.
Subsea reported an operating profit of $97.1 million. Sequentially, operating profit increased largely due to higher revenue, improved margins in backlog and increased installation and services activity.
Subsea reported adjusted EBITDA of $176 million. Adjusted EBITDA increased by 36.4 percent when compared to the first quarter. The factors impacting operating profit also drove the sequential increase in adjusted EBITDA. Sequentially, adjusted EBITDA margin improved 240 basis points to 12.4 percent.

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Subsea inbound orders were $1,928 million for the quarter. Book-to-bill in the period was 1.4. The following awards were included in the period:
•ExxonMobil Yellowtail Project (Guyana)
Awarded an additional contract and received notice to proceed for the Yellowtail development in the Stabroek Block offshore Guyana. The newly announced significant* flexibles contract covers six risers which are qualified for high pressure and high temperature. The Company has also been given full notice to proceed with the previously announced contract for the subsea production system (SPS), following ExxonMobil’s final investment decision in April. The initial award of the large* contract was announced in November 2021. TechnipFMC will provide project management, engineering, manufacturing and testing capabilities for the SPS, which includes 51 enhanced vertical deepwater trees (EVDT) and associated tooling, as well as 12 manifolds and associated controls and tie-in equipment. The majority of the total contract awards was included in the Company’s second quarter inbound orders.
*A “significant” contract ranges between $75 million and $250 million; a “large” contract ranges between $500 million and $1 billion.
•Equinor Halten East Project (Norway)
Significant* Engineering, Procurement, Construction, and Installation (EPCI) contract by Equinor for subsea tiebacks for the Halten East development on the Norwegian Continental Shelf. The contract covers the manufacture and installation of flowlines and the installation of umbilicals and subsea structures. The development of Halten East consists of the Gamma, Harepus, Flyndretind, Nona, Sigrid and Natalia discoveries. Halten East is a subsea development tied back to the existing infrastructure on the Åsgard field. The award is the latest call-off on a subsea umbilicals, risers, and flowlines (SURF) framework agreement between the two companies. The contract is subject to government approval of the plan for development and operation.
*A “significant” contract ranges between $75 million and $250 million.
•TotalEnergies CLOV3 Project (Angola)
Significant* contract by TotalEnergies EP Angola to supply subsea production systems for the CLOV3 development in Block 17, offshore Angola. It is the first contract under the companies’ new framework agreement covering subsea trees for brownfield developments in Block 17 in Angola. The CLOV3 contract includes Subsea 2.0™ trees and associated controls, umbilical termination assemblies, jumpers and services. Subsea 2.0™ products use standardized components that are pre-engineered and qualified, which allows equipment to be rapidly configured according to each project’s specific requirements. This optimizes the engineering, supply chain, and manufacturing processes, thus reducing the time to first oil and/or gas.
*A “significant” contract ranges between $75 million and $250 million.

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Subsequent to the period, the following awards were announced:

•Equinor iFEED™ Contract BM-C-33 Project (Brazil)
Integrated Front End Engineering and Design (iFEED™) study on Equinor’s BM-C-33 project offshore Brazil. The study will finalize the technical solution for the proposed gas and condensate greenfield development in the pre-salt Campos Basin before Equinor makes its final investment decision (FID). The iFEED™ study includes an option to proceed with a direct award to TechnipFMC for the integrated Engineering, Procurement, Construction and Installation (iEPCI™) phase of the project. The major* iEPCI™ contract would cover the entire subsea system, including Subsea 2.0™ tree systems, manifolds, jumpers, rigid risers and flowlines, umbilicals, pipeline end terminations, and subsea distribution and topside control equipment. TechnipFMC would also be responsible for life-of-field services.
*A “major” contract is more than $1 billion. Order inbound for the iEPCI™ phase of the project remains subject to FID and contract approval.

Energy Transition Highlights

~~•~~Orbital Marine Power received two tidal energy contracts
Orbital Marine Power was awarded two contracts for difference in the UK Allocation Round 4 process. This significant milestone underpins the delivery of multi-turbine projects in Eday, Orkney. Capable of delivering 7.2MW of predictable clean energy to the grid once completed, these Orbital tidal stream energy projects will support the UK’s security of supply, energy transition and broader climate change objectives. Orbital is collaborating with TechnipFMC to accelerate the global commercialization of its tidal stream turbine.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Sequential	Year-over-Year
Revenue	$302.6	$266.7	$274.5	13.5%	10.2%
Operating profit	$10.0	$3.7	$12.9	170.3%	(22.5%)
Adjusted EBITDA	$32.4	$22.0	$30.2	47.3%	7.3%
Adjusted EBITDA margin	10.7%	8.2%	11.0%	250 bps	(30 bps)

Inbound orders	$273.7	$291.3	$268.2	(6.0%)	2.1%
Backlog	$1,113.1	$1,152.8	$360.4	(3.4%)	208.9%

Surface Technologies reported second quarter revenue of $302.6 million, an increase of 13.5 percent from the first quarter. Revenue increased sequentially primarily due to the accelerated growth in drilling and completion activity in North America.
Surface Technologies reported operating profit of $10 million. Operating profit increased sequentially primarily due to higher activity and improved pricing in North America, partially offset by higher restructuring and other charges. Outside of North America, operating profit increased modestly due to the impacts of the transition to a new manufacturing facility in Saudi Arabia.
Surface Technologies reported adjusted EBITDA of $32.4 million. Adjusted EBITDA increased by 47.3 percent when compared to the first quarter. The factors impacting operating profit also drove the sequential increase in adjusted EBITDA. Sequentially, adjusted EBITDA margin increased by 250 basis points to 10.7 percent.
Inbound orders for the quarter were $273.7 million, a decrease of 6 percent sequentially. Backlog ended the period at $1,113.1 million. Given the short-cycle nature of the business, orders are generally converted into revenue within twelve months.

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Corporate and Other Items (three months ended, June 30, 2022)
Corporate expense was $22 million. Excluding charges and credits totaling $0.2 million of expense, corporate expense was $21.8 million.
Foreign exchange loss was $0.8 million.
Net interest expense was $27.7 million.
The provision for income taxes was $19.8 million.
Total depreciation and amortization was $94 million.
Cash required by operating activities from continuing operations was $96.9 million. Capital expenditures were $36.1 million. Free cash deficit from continuing operations was $133 million (Exhibit 11).
In May 2022, the Company completed a tender offer for $430 million of its outstanding 6.500% Senior Notes due February 1, 2026. Gross debt declined by $530.4 million in the quarter to $1.5 billion.
The Company ended the period with cash and cash equivalents of $684.9 million; net debt was $789.8 million (Exhibit 10).

Investment in Technip Energies
The Company completed the partial spin-off of Technip Energies on February 16, 2021. Financial results for Technip Energies are reported as discontinued operations. The Company’s investment in Technip Energies is reflected in current assets at market value.
Following the distribution of the majority stake, the Company retained ownership of 49.9% of Technip Energies’ outstanding shares. The Company sold its remaining 4 million Technip Energies shares during the quarter for total proceeds of $50 million. The Company fully exited its position for total proceeds of $1,189.5 million.

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2022 Full-Year Financial Guidance2
The Company’s full-year guidance for 2022 can be found in the table below. No updates were made to the previous guidance issued on February 23, 2022.
All segment guidance assumes no further material degradation from COVID-19-related impacts. Guidance is based on continuing operations and thus excludes the impact of Technip Energies, which is reported as discontinued operations.

2022 Guidance (As of February 23, 2022)

Subsea	Surface Technologies
Revenue in a range of $5.2 - 5.6 billion	Revenue in a range of $1,150 - 1,300 million

EBITDA margin in a range of 11 - 12% (excluding charges and credits)	EBITDA margin in a range of 11 - 13% (excluding charges and credits)

TechnipFMC
Corporate expense, net $100 - 110 million
(includes depreciation and amortization of ~$5 million)

Net interest expense $105 - 115 million

Tax provision, as reported $100 - 110 million

Capital expenditures approximately $230 million

Free cash flow $100 - 250 million

2 Our guidance measures of adjusted EBITDA margin and free cash flow are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

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Teleconference
The Company will host a teleconference on Thursday, July 28, 2022 to discuss the second quarter 2022 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Webcast access and an accompanying presentation can be found at www.TechnipFMC.com.
An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statement usually relate to future events and anticipated revenues, earnings, cash flows, or other aspects of our operations or operating results. Forward-looking statements are often identified by words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs, and assumptions concerning future developments and business conditions and their potential effect on us. While management believes these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including unpredictable trends in the demand for and price of crude oil and natural gas; competition and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation; the COVID-19 pandemic and its impact on the demand for our products and services; our inability to develop, implement and protect new technologies and services; the cumulative loss of major contracts, customers or alliances; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; the refusal of DTC and Euroclear to act as depository and clearing agencies for our shares; the United Kingdom’s withdrawal from the European Union; the impact of our existing and future indebtedness and the restrictions on our operations by terms of the agreements governing our existing indebtedness; the risks caused by our acquisition and divestiture activities; the risks caused by fixed-price contracts; any delays and cost overruns of new capital asset construction projects for vessels and manufacturing facilities; our failure to deliver our backlog; our reliance on subcontractors, suppliers and our joint venture partners; a failure or breach of our IT infrastructure or that of our subcontractors, suppliers or joint venture partners, including as a result of cyber-attacks; the risks of pirates endangering our maritime employees and assets; potential liabilities inherent in the industries in which we operate or have operated; our failure to comply with numerous laws and regulations, including those related to environmental protection, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, taxation, privacy, data protection and data

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security; the additional restrictions on dividend payouts or share repurchases as an English public limited company; uninsured claims and litigation against us, including intellectual property litigation; tax laws, treaties and regulations and any unfavorable findings by relevant tax authorities; the uncertainties related to the anticipated benefits or our future liabilities in connection with the spin-off of Technip Energies; any negative changes in Technip Energies’ results of operations, cash flows and financial position, which impact the value of our remaining investment therein; potential departure of our key managers and employees; adverse seasonal and weather conditions and unfavorable currency exchange rate and risk in connection with our defined benefit pension plan commitments and other risks as discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Part II, Item 1A, “Risk Factors” of our subsequently filed Quarterly Reports on Form 10-Q.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Vice President, Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Senior Manager, Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations Nicola Cameron Vice President, Corporate Communications Tel: +44 383 742 297 Email: Nicola Cameron Catie Tuley Director, Public Relations Tel: +1 281 591 5405 Email: Catie Tuley

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022	2021

Revenue	$1,717.2	$1,555.8	$1,668.8	$3,273.0	$3,300.8
Costs and expenses	1,640.2	1,545.4	1,636.3	3,185.6	3,267.1
	77.0	10.4	32.5	87.4	33.7

Other income, net	7.3	46.2	11.8	53.5	55.1
Income (loss) from investment in Technip Energies	0.8	(28.5)	(146.8)	(27.7)	323.3

Income (loss) before net interest expense and income taxes	85.1	28.1	(102.5)	113.2	412.1
Net interest expense	(27.7)	(33.9)	(35.2)	(61.6)	(69.7)
Loss on early extinguishment of debt	(29.8)	—	—	(29.8)	(23.5)

Income (loss) before income taxes	27.6	(5.8)	(137.7)	21.8	318.9
Provision for income taxes	19.8	28.5	34.9	48.3	59.4

Income (loss) from continuing operations	7.8	(34.3)	(172.6)	(26.5)	259.5
Net (income) from continuing operations attributable to non-controlling interests	(5.7)	(8.0)	(2.1)	(13.7)	(3.9)
Income (loss) from continuing operations attributable to TechnipFMC plc	2.1	(42.3)	(174.7)	(40.2)	255.6

Income (loss) from discontinued operations	—	(19.4)	7.7	(19.4)	(52.5)
Income from discontinued operations attributable to non-controlling interests	—	—	—	—	(1.9)
Net income (loss) attributable to TechnipFMC plc	$2.1	$(61.7)	$(167.0)	$(59.6)	$201.2

Earnings (loss) per share from continuing operations
Basic	$0.00	$(0.09)	$(0.39)	$(0.09)	$0.57
Diluted	$0.00	$(0.09)	$(0.39)	$(0.09)	$0.56

Earnings (loss) per share from discontinued operations
Basic and diluted	$0.00	$(0.04)	$0.02	$(0.04)	$(0.12)

Earnings (loss) per share attributable to TechnipFMC plc
Basic	$0.00	$(0.13)	$(0.37)	$(0.13)	$0.45
Diluted	$0.00	$(0.13)	$(0.37)	$(0.13)	$0.44

Weighted average shares outstanding:
Basic	452.2	451.1	450.6	451.6	450.4
Diluted	456.8	451.1	450.6	451.6	454.9

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Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022	2021
Revenue

Subsea	$1,414.6	$1,289.1	$1,394.3	$2,703.7	$2,780.8
Surface Technologies	302.6	266.7	274.5	569.3	520.0
	$1,717.2	$1,555.8	$1,668.8	$3,273.0	$3,300.8

Segment operating profit
Subsea	$97.1	$54.0	$72.4	$151.1	$109.4
Surface Technologies	10.0	3.7	12.9	13.7	21.1
Total segment operating profit	107.1	57.7	85.3	164.8	130.5

Corporate items
Corporate expense (1)	$(22.0)	$(29.5)	$(30.3)	$(51.5)	$(59.1)
Net interest expense and loss on early extinguishment of debt	(57.5)	(33.9)	(35.2)	(91.4)	(93.2)
Income (loss) from investment in Technip Energies	0.8	(28.5)	(146.8)	(27.7)	323.3
Foreign exchange gains (losses)	(0.8)	28.4	(10.7)	27.6	17.4
Total corporate items	(79.5)	(63.5)	(223.0)	(143.0)	188.4

Income (loss) before income taxes (2)	$27.6	$(5.8)	$(137.7)	$21.8	$318.9

(1)    Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, and other employee benefits.
(2)    Includes amounts attributable to non-controlling interests.

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Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended			Six Months Ended
Inbound Orders (1)	June 30,	March 31	June 30,	June 30,
	2022	2022	2021	2022	2021

Subsea	$1,928.0	$1,893.6	$1,291.3	$3,821.6	$2,810.1
Surface Technologies	273.7	$291.3	268.2	565.0	471.5
Total inbound orders	$2,201.7	$2,184.9	$1,559.5	$4,386.6	$3,281.6

Order Backlog (2)	June 30, 2022	March 31, 2022	June 30, 2021

Subsea	$7,926.3	$7,741.3	$6,951.6
Surface Technologies	1,113.1	1,152.8	360.4
Total order backlog	$9,039.4	$8,894.1	$7,312.0

(1)    Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2)    Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

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Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	June 30, 2022	December 31, 2021

Cash and cash equivalents	$684.9	$1,327.4
Trade receivables, net	1,097.8	911.9
Contract assets, net	1,025.0	966.0
Inventories, net	1,067.1	1,031.9
Other current assets	859.8	787.0
Investment in Technip Energies	—	317.3
Total current assets	4,734.6	5,341.5

Property, plant and equipment, net	2,391.3	2,597.2
Intangible assets, net	761.4	813.7
Other assets	1,399.8	1,267.7
Total assets	$9,287.1	$10,020.1

Short-term debt and current portion of long-term debt	$104.0	$277.6
Accounts payable, trade	1,250.4	1,294.3
Contract liabilities	804.4	1,012.9
Other current liabilities	1,351.7	1,267.0
Total current liabilities	3,510.5	3,851.8

Long-term debt, less current portion	1,370.7	1,727.3
Other liabilities	1,061.5	1,022.6
TechnipFMC plc stockholders’ equity	3,319.4	3,402.7
Non-controlling interests	25.0	15.7
Total liabilities and equity	$9,287.1	$10,020.1

TechnipFMC.com	Page 15 of 26

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

(In millions)	Three Months Ended June 30,	Six Months Ended June 30,
	2022	2022	2021
Cash provided (required) by operating activities
Net income (loss)	$7.8	$(45.9)	$207.0
Net loss from discontinued operations	—	19.4	52.5
Adjustments to reconcile income (loss) from continuing operations to cash provided (required) by operating activities
Depreciation and amortization	94.0	189.9	193.2
Impairments	—	1.1	19.6
Employee benefit plan and share-based compensation costs	9.2	17.1	10.5
Deferred income tax benefit	(33.8)	(10.8)	(14.0)
(Income) loss from investment in Technip Energies	(0.8)	27.7	(323.3)
Unrealized loss on derivative instruments and foreign exchange	23.7	36.7	61.4
Income from equity affiliates, net of dividends received	(3.9)	(9.3)	(20.4)
Loss on early extinguishment of debt	29.8	29.8	23.5
Other	(6.3)	2.4	3.9
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	(258.4)	(322.8)	(353.5)
Inventories, net	(27.6)	(43.5)	122.6
Accounts payable, trade	53.8	26.9	108.4
Contract liabilities	7.1	(176.4)	(206.9)
Income taxes payable, net	(37.4)	(35.6)	173.6
Other current assets and liabilities, net	26.2	(134.8)	34.5
Other non-current assets and liabilities, net	19.7	1.8	3.0
Cash provided (required) by operating activities from continuing operations	(96.9)	(426.3)	95.6
Cash provided by operating activities from discontinued operations	—	—	66.3
Cash provided (required) by operating activities	(96.9)	(426.3)	161.9

Cash provided (required) by investing activities
Capital expenditures	(36.1)	(63.4)	(83.9)
Proceeds from redemption of debt securities	—	0.5	24.2
Payment to acquire debt securities	—	—	(29.1)
Proceeds from sales of assets	7.6	7.9	88.7
Proceeds from sale of investment in Technip Energies	50.0	288.5	458.1
Proceeds from repayment of advances to joint venture	12.5	12.5	12.5
Other	(8.2)	(16.5)	—
Cash provided by investing activities from continuing operations	25.8	229.5	470.5
Cash required by investing activities from discontinued operations	—	—	(4.5)
Cash provided by investing activities	25.8	229.5	466.0

Cash required by financing activities
Net change in short-term debt	(165.5)	(173.5)	(23.1)
Net change in revolving credit facility and commercial paper	170.0	170.0	(974.3)
Proceeds from issuance of long-term debt	—	—	1,164.4
Repayments of long-term debt	(451.7)	(451.7)	(1,065.8)
Payments for debt issuance costs	—	—	(53.5)
Other	(0.4)	(5.5)	(3.5)
Cash required by financing activities from continuing operations	(447.6)	(460.7)	(955.8)
Cash required by financing activities from discontinued operations	—	—	(3,617.7)
Cash required by financing activities	(447.6)	(460.7)	(4,573.5)
Effect of changes in foreign exchange rates on cash and cash equivalents	0.6	15.0	(7.3)
Change in cash and cash equivalents	(518.1)	(642.5)	(3,952.9)
Cash and cash equivalents, beginning of period	1,203.0	1,327.4	4,807.8
Cash and cash equivalents, end of period	$684.9	$684.9	$854.9

TechnipFMC.com	Page 16 of 26

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2022 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2021 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net debt) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	June 30, 2022
	Income from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$2.1	$5.7	$19.8	$57.5	$85.1	$94.0	$179.1

Charges and (credits):
Restructuring and other charges	7.1	—	1.1	—	8.2	—	8.2
Income from investment in Technip Energies	(0.8)	—	—	—	(0.8)	—	(0.8)
Adjusted financial measures	$8.4	$5.7	$20.9	$57.5	$92.5	$94.0	$186.5

Diluted earnings per share from continuing operations attributable to TechnipFMC plc, as reported	$0.00
Adjusted diluted earnings per share from continuing operations attributable to TechnipFMC plc	$0.02

	Three Months Ended
	March 31, 2022
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(42.3)	$8.0	$28.5	$33.9	$28.1	$95.9	$124.0

Charges and (credits):
Impairment and other charges	1.1	—	—	—	1.1	—	1.1
Restructuring and other charges	(0.3)	—	0.2	—	(0.1)	—	(0.1)
Loss from investment in Technip Energies	28.5	—	—	—	28.5	—	28.5
Adjusted financial measures	$(13.0)	$8.0	$28.7	$33.9	$57.6	$95.9	$153.5

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.09)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.03)

TechnipFMC.com	Page 17 of 26

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2021
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(174.7)	$2.1	$34.9	$35.2	$(102.5)	$98.0	$(4.5)

Charges and (credits):
Impairment and other charges	0.8	—	—	—	0.8	—	0.8
Restructuring and other charges	1.1	—	0.1	—	1.2	—	1.2
Loss from investment in Technip Energies	146.8	—	—	—	146.8	—	146.8
Adjusted financial measures	$(26.0)	$2.1	$35.0	$35.2	$46.3	$98.0	$144.3

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.39)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.06)

TechnipFMC.com	Page 18 of 26

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the second quarter 2022 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2021 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; and Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net debt) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Six Months Ended
	June 30, 2022
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(40.2)	$13.7	$48.3	$91.4	$113.2	$189.9	$303.1

Charges and (credits):
Impairment and other charges	1.1	—	—	—	1.1	—	1.1
Restructuring and other charges	6.8	—	1.3	—	8.1	—	8.1
Loss from investment in Technip Energies	27.7	—	—	—	27.7	—	27.7
Adjusted financial measures	$(4.6)	$13.7	$49.6	$91.4	$150.1	$189.9	$340.0

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.09)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.01)

TechnipFMC.com	Page 19 of 26

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2021
	Income (loss) from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$255.6	$3.9	$59.4	$93.2	$412.1	$193.2	$605.3

Charges and (credits):
Impairment and other charges	19.6	—	—	—	19.6	—	19.6
Restructuring and other charges	7.6	—	0.3	—	7.9	—	7.9
Income from Investment in Technip Energies	(323.3)	—	—	—	(323.3)	—	(323.3)
Adjusted financial measures	$(40.5)	$3.9	$59.7	$93.2	$116.3	$193.2	$309.5

Diluted earnings per share from continuing operations attributable to TechnipFMC plc, as reported	$0.56
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.09)

TechnipFMC.com	Page 20 of 26

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2022
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,414.6	$302.6	$—	$—	$1,717.2

Operating profit (loss), as reported (pre-tax)	$97.1	$10.0	$(22.0)	$—	$85.1

Charges and (credits):
Restructuring and other charges	2.6	5.4	0.2	—	8.2
Income from investment in Technip Energies	—	—	—	(0.8)	(0.8)
Subtotal	2.6	5.4	0.2	(0.8)	7.4

Adjusted Operating profit (loss)	99.7	15.4	(21.8)	(0.8)	92.5

Depreciation and amortization	76.3	17.0	0.7	—	94.0

Adjusted EBITDA	$176.0	$32.4	$(21.1)	$(0.8)	$186.5

Operating profit margin, as reported	6.9%	3.3%			5.0%

Adjusted Operating profit margin	7.0%	5.1%			5.4%

Adjusted EBITDA margin	12.4%	10.7%			10.9%

	Three Months Ended
	March 31, 2022
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,289.1	$266.7	$—	$—	$1,555.8

Operating profit (loss), as reported (pre-tax)	$54.0	$3.7	$(29.5)	$(0.1)	$28.1

Charges and (credits):
Impairment and other charges	—	1.1	—	—	1.1
Restructuring and other charges	(3.4)	0.5	2.8	—	(0.1)
Loss from investment in Technip Energies	—	—	—	28.5	28.5
Subtotal	(3.4)	1.6	2.8	28.5	29.5

Adjusted Operating profit (loss)	50.6	5.3	(26.7)	28.4	57.6

Depreciation and amortization	78.4	16.7	0.8	—	95.9

Adjusted EBITDA	$129.0	$22.0	$(25.9)	$28.4	$153.5

Operating profit margin, as reported	4.2%	1.4%			1.8%

Adjusted Operating profit margin	3.9%	2.0%			3.7%

Adjusted EBITDA margin	10.0%	8.2%			9.9%

TechnipFMC.com	Page 21 of 26

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	June 30, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,394.3	$274.5	$—	$—	$1,668.8

Operating profit (loss), as reported (pre-tax)	$72.4	$12.9	$(30.3)	$(157.5)	$(102.5)

Charges and (credits):
Impairment and other charges	0.6	0.2	—	—	0.8
Restructuring and other charges	0.4	0.8	—	—	1.2
Loss from investment in Technip Energies	—	—	—	146.8	146.8
Subtotal	1.0	1.0	—	146.8	148.8

Adjusted Operating profit (loss)	73.4	13.9	(30.3)	(10.7)	46.3

Depreciation and amortization	80.7	16.3	1.0	—	98.0

Adjusted EBITDA	$154.1	$30.2	$(29.3)	$(10.7)	$144.3

Operating profit margin, as reported	5.2%	4.7%			-6.1%

Adjusted Operating profit margin	5.3%	5.1%			2.8%

Adjusted EBITDA margin	11.1%	11.0%			8.6%

TechnipFMC.com	Page 22 of 26

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2022
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$2,703.7	$569.3	$—	$—	$3,273.0

Operating profit (loss), as reported (pre-tax)	$151.1	$13.7	$(51.5)	$(0.1)	$113.2

Charges and (credits):
Impairment and other charges	—	1.1	—	—	1.1
Restructuring and other charges	(0.8)	5.9	3.0	—	8.1
Loss from investment in Technip Energies	—	—	—	27.7	27.7
Subtotal	(0.8)	7.0	3.0	27.7	36.9

Adjusted Operating profit (loss)	150.3	20.7	(48.5)	27.6	150.1

Depreciation and amortization	154.7	33.7	1.5	—	189.9

Adjusted EBITDA	$305.0	$54.4	$(47.0)	$27.6	$340.0

Operating profit margin, as reported	5.6%	2.4%			3.5%

Adjusted Operating profit margin	5.6%	3.6%			4.6%

Adjusted EBITDA margin	11.3%	9.6%			10.4%

TechnipFMC.com	Page 23 of 26

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Six Months Ended
	June 30, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$2,780.8	$520.0	$—	$—	$3,300.8

Operating loss, as reported (pre-tax)	$109.4	$21.1	$(59.1)	$340.7	$412.1

Charges and (credits):
Impairment and other charges	16.3	0.3	3.0	—	19.6
Restructuring and other charges	4.4	3.5	—	—	7.9
Income from investment in Technip Energies	—	—	—	(323.3)	(323.3)
Subtotal	20.7	3.8	3.0	(323.3)	(295.8)

Adjusted Operating profit (loss)	130.1	24.9	(56.1)	17.4	116.3

Depreciation and amortization	159.1	32.2	1.9	—	193.2

Adjusted EBITDA	$289.2	$57.1	$(54.2)	$17.4	$309.5

Operating profit margin, as reported	3.9%	4.1%			12.5%

Adjusted Operating profit margin	4.7%	4.8%			3.5%

Adjusted EBITDA margin	10.4%	11.0%			9.4%

TechnipFMC.com	Page 24 of 26

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	June 30, 2022	March 31, 2022	June 30, 2021
Cash and cash equivalents	$684.9	$1,203.0	$854.9
Short-term debt and current portion of long-term debt	(104.0)	(281.8)	(297.7)
Long-term debt, less current portion	(1,370.7)	(1,723.3)	(2,180.2)
Net debt	$(789.8)	$(802.1)	$(1,623.0)

Net debt, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net debt should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 25 of 26

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2022	2022	2021
Cash provided (required) by operating activities from continuing operations	$(96.9)	$(426.3)	$95.6
Capital expenditures	(36.1)	(63.4)	(83.9)
Free cash flow (deficit) from continuing operations	$(133.0)	$(489.7)	$11.7

Free cash flow (deficit) from continuing operations, is a non-GAAP financial measure and is defined as cash provided by operating activities less capital expenditures. Management uses this non-GAAP financial measure to evaluate our financial condition. We believe from continuing operations, free cash flow (deficit) from continuing operations is a meaningful financial measure that may assist investors in understanding our financial condition and results of operations.

TechnipFMC.com	Page 26 of 26